Exhibit 99.1

CONTACTS:

Media	Martha Holler, (703) 984-5178, martha.holler@SallieMae.com Patricia Nash Christel, (703) 984-5382, patricia.christel@SallieMae.com
Investors	Steve McGarry, (703) 984-6746, steven.mcgarry@SallieMae.com Joe Fisher, (703) 984-5755, joe.fisher@SallieMae.com

SALLIE MAE POSTS QUARTERLY EARNINGS, REINSTATES DIVIDEND,
APPROVES $300 MILLION SHARE REPURCHASE PROGRAM

NEWARK, Del., April 20, 2011 — Sallie Mae (NYSE: SLM) today reported first-quarter GAAP and core earnings, declared its first common stock dividend since 2007 and announced a $300 million share repurchase program.

GAAP first-quarter 2011 net income was $175 million ($.32 diluted earnings per share), vs. $240 million ($.45 diluted earnings per share) in the same quarter last year. The company manages its business segments on a core earnings basis, as described further below. The primary difference between the company’s core earnings and GAAP results is a $133 million unrealized, mark-to-market, loss on certain derivative contracts recognized in GAAP but not in core earnings results.

Core earnings were $260 million ($.48 diluted earnings per share) for the first-quarter 2011, compared with $215 million ($.40 diluted earnings per share) for the year-ago period. These results include $40 million and $57 million of after-tax debt repurchase gains, respectively. Year-to-year improvement reflects increased net interest income and a lower loan loss provision.

Dividend and Share Repurchase Program

Sallie Mae declared a quarterly dividend of $.10 per share on the company’s common stock, the first since early 2007. The dividend is payable June 17, 2011, to shareholders of record at the close of business on June 3, 2011. The company also authorized the repurchase of up to $300 million of outstanding common stock in open-market transactions and terminated all previous authorizations.

“These results reflect progress,” said Albert L. Lord, vice chairman and CEO, Sallie Mae. “The trends we see across the franchise are improving: private loan demand, ABS market tone, and asset quality together with a better Department of Education loan servicing scorecard. Reinstitution of the dividend and share repurchase program reflects the strength of our capital, liquidity and cash flow.”

Consumer Lending

In the consumer lending segment, Sallie Mae originates, finances and services private education loans. Loan originations were $940 million, up 12 percent from the year-ago quarter’s $840 million. The portfolio totaled $36 billion at March 31, 2011.

First-quarter core earnings from this segment improved to $44 million from $5 million in the year-ago quarter. Loan delinquencies and charge-offs (each as a percentage of loans in repayment) improved during the quarter to the lowest levels since Dec. 31, 2008. Highlights vs. first-quarter 2010 included:

•	Net interest margin of 4.11 percent compared to 3.84 percent.

•	A provision for loan losses of $275 million, compared to $325 million.

○	Delinquencies of 90 days or more (as a percentage of loans in repayment) declined to 5.1 percent from 6.4 percent.

○	An annualized charge-off rate of 3.9 percent vs. 4.7 percent.

Business Services

The business services segment includes fees from servicing, collections and college savings businesses.

During the quarter, the company announced a Sallie Mae Bank No-Fee Student Checking Account with Debit as an enhanced refund disbursement choice for schools and students to help higher education institutions rapidly process financial aid and tuition refunds. This new option complements existing refund disbursement choices that include electronic deposit to the bank account of the student’s choice, or a check.

Core earnings from the business services segment were $132 million in the first-quarter 2011, compared with $141 million in the year-ago quarter, the decrease primarily due to reduced revenue from the servicing of FFELP loans.

Federally Guaranteed Loans

The Federal Family Education Loan Program (FFELP) loan business segment represents earnings from Sallie Mae’s federal student loan portfolio. The company no longer originates FFELP loans.

Core earnings from the FFELP loan segment were $109 million in the first-quarter 2011, compared with $64 million in the year-ago quarter, with the increase primarily driven by the purchase of $25 billion of loans at the end of last year.

Operating Expenses

Operating expenses were $303 million in the first quarter of 2011, compared to $308 million in fourth quarter 2010 and $287 million in the year-ago period. Operating expenses in the 2011 first quarter included the following $33 million: $10 million for litigation contingencies, $11 million for accelerated stock compensation expense, and $12 million of servicing costs related to the $25 billion student loan portfolio acquisition at the end of last year. These charges notwithstanding, the company expects to achieve its quarterly operating expense target of $250 million by the fourth-quarter 2011.

Funding and Liquidity

During the 2011 first quarter, the company raised $2 billion of unsecured debt and issued $812 million of FFELP asset-backed securities. Also, the company repurchased $825 million of debt and realized gains of $64 million, compared to $1.3 billion and $90 million in the year-ago quarter, respectively.

Subsequent to quarter end, the company priced $562 million in private education loan asset-backed securities below LIBOR plus 2 percent.

***

Sallie Mae reports financial results on a GAAP basis and also presents certain core earnings performance measures. The company’s management, equity investors, credit rating agencies and debt capital providers use these core earnings measures to monitor the company’s business performance. See “Core Earnings — Definitions and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this document can be found in the company’s 2010 Form 10-K filed with the SEC on February 28, 2011. Certain reclassifications have been made to the balances as of and for the quarters ended December 31, 2010 and March 31, 2010, to be consistent with classifications adopted for the quarter ended March 31, 2011, and had no effect on net income, total assets, or total liabilities.

***

Selected Financial Information and Ratios

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars and shares in millions, except per share data)	2011	2010	2010

GAAP Basis
Net income	$175	$447	$240
Diluted earnings per common share(1)	$.32	$.84	$.45
Weighted average shares used to compute diluted earnings per share	532	529	527
Return on assets	.36%	1.01%	.50%

“Core Earnings” Basis(2)
“Core Earnings” net income	$260	$401	$215
“Core Earnings” diluted earnings per common share(1)	$.48	$.75	$.40
Weighted average shares used to compute diluted earnings per share	532	529	527
“Core Earnings” return on assets	.54%	.90%	.45%

Other Operating Statistics(3)
Ending FFELP Loans, net	$145,558	$148,649	$146,524
Ending Private Education Loans, net	35,966	35,656	35,362

Ending total student loans, net	$181,524	$184,305	$181,886

Average student loans	$184,387	$164,196	$181,533

(1)	Preferred dividends of $12 million and $15 million, applicable to our convertible Series C Preferred Stock, were added back to the numerator in the prior and year-ago quarters, respectively, in computing diluted earnings per share, as the Series C Preferred Stock was dilutive. The Series C Preferred Stock was fully converted to common shares on December 15, 2010.

(2)	“Core Earnings” are non-GAAP measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “ ‘Core Earnings’ — Definition and Limitations” and subsequent sections.

(3)	Subsequent to the adoption of the new consolidation accounting guidance on January 1, 2010, our GAAP and “Core Earnings” loan portfolios are identical, as all of our securitization trusts are treated as on-balance sheet for GAAP now. Hence, in referencing the total loan portfolio, ending and average loan balances, provision for loan loss and charge-offs we no longer distinguish between the two as they are the same, unless otherwise noted.

Results of Operations

We present the results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Consumer Lending, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “ ‘Core Earnings’ Definitions and Limitations”).

GAAP Statements of Income (Unaudited)

	Quarters Ended			Increase (Decrease)
				March 31, 2011 vs.		March 31, 2011 vs.
	March 31,	Dec. 31,	March 31,	Dec. 31, 2010		March 31, 2010
(Dollars in millions, except per share data)	2011	2010	2010	$	%	$	%

Interest income:
FFELP Loans	$877	$777	$807	$100	13%	$70	9%
Private Education Loans	604	602	565	2	—	39	7
Other loans	6	6	9	—	—	(3)	(33)
Cash and investments	5	8	5	(3)	(38)	—	—

Total interest income	1,492	1,393	1,386	99	7	106	8
Total interest expense	594	536	532	58	11	62	12

Net interest income	898	857	854	41	5	44	5
Less: provisions for loan losses	303	320	359	(17)	(5)	(56)	(16)

Net interest income after provisions for loan losses	595	537	495	58	11	100	20
Other income (loss):
Gains on sales of loans and securities, net	—	318	9	(318)	(100)	(9)	(100)
Losses on derivative and hedging activities, net	(242)	(29)	(82)	(213)	734	(160)	195
Servicing revenue	98	91	122	7	8	(24)	(20)
Contingency revenue	78	78	80	—	—	(2)	(3)
Gains on debt repurchases	38	118	90	(80)	(68)	(52)	(58)
Other income (loss)	22	(2)	14	24	1,200	8	57

Total other income (loss)	(6)	574	233	(580)	(101)	(239)	(103)
Expenses:
Operating expenses	303	308	287	(5)	(2)	16	6
Goodwill and acquired intangible assets impairment and amortization expense	6	10	10	(4)	(40)	(4)	(40)
Restructuring expenses	4	33	25	(29)	(88)	(21)	(84)

Total expenses	313	351	322	(38)	(11)	(9)	(3)
Income from continuing operations, before income tax expense	276	760	406	(484)	(64)	(130)	(32)
Income tax expense	99	261	159	(162)	(62)	(60)	(38)

Net income from continuing operations	177	499	247	(322)	(65)	(70)	(28)
Loss from discontinued operations, net of tax	(2)	(52)	(7)	50	(96)	5	(71)

Net income	175	447	240	(272)	(61)	(65)	(27)
Preferred stock dividends	4	16	19	(12)	(75)	(15)	(79)

Net income attributable to common stock	$171	$431	$221	$(260)	(60)%	$(50)	(23)%

Basic earnings (loss) per common share:
Continuing operations	$.32	$.99	$.47	$(.67)	(68)%	$(.15)	(32)%

Discontinued operations	$—	$(.11)	$(.01)	$.11	100%	$.01	100%

Total	$.32	$.88	$.46	$(.56)	(64)%	$(.14)	(30)%

Diluted earnings (loss) per common share:
Continuing operations	$.32	$.94	$.46	$(.62)	(66)%	$(.14)	(30)%

Discontinued operations	$—	$(.10)	$(.01)	$.10	100%	$.01	100%

Total	$.32	$.84	$.45	$(.52)	(62)%	$(.13)	(29)%

Dividends per common share	$—	$—	$—	$—	—%	$—	—%

GAAP Balance Sheet (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in millions, except per share data)	2011	2010	2010

Assets
FFELP Loans (net of allowance for losses of $190; $189 and $186 respectively)	$145,558	$148,649	$130,106
FFELP Stafford Loans Held-For-Sale	—	—	16,418
Private Education Loans (net of allowance for losses of $2,034; $2,021 and $2,019, respectively)	35,966	35,656	35,362
Cash and investments	4,763	5,299	8,242
Restricted cash and investments	6,393	6,255	6,115
Goodwill and acquired intangible assets, net	472	478	1,168
Other assets	10,203	8,970	10,102

Total assets	$203,355	$205,307	$207,513

Liabilities
Short-term borrowings	$32,317	$33,616	$41,102
Long-term borrowings	161,886	163,543	157,983
Other liabilities	3,945	3,136	3,672

Total liabilities	198,148	200,295	202,757

Commitments and contingencies

Equity
Preferred stock, par value $.20 per share, 20 million shares authorized:
Series A: 3.3 million; 3.3 million; and 3.3 million shares, respectively, issued at stated value of $50 per share	165	165	165
Series B: 4 million; 4 million; and 4 million shares, respectively, issued at stated value of $100 per share	400	400	400
Series C: 7.25% mandatory convertible preferred stock: 0; 0; and 810 thousand shares, respectively, issued at liquidation preference of $1,000 per share	—	—	810
Common stock, par value $.20 per share, 1.125 billion shares authorized:
527 million; 595 million; and 553 million shares, respectively, issued	105	119	111
Additional paid-in capital	4,092	5,940	5,106
Accumulated other comprehensive loss, net of tax benefit	(35)	(45)	(42)
Retained earnings	480	309	72

Total SLM Corporation stockholders’ equity before treasury stock	5,207	6,888	6,622
Common stock held in treasury: 0; 68 million and 68 million shares, respectively	—	1,876	1,866

Total equity	5,207	5,012	4,756

Total liabilities and equity	$203,355	$205,307	$207,513

Consolidated Earnings Summary — GAAP-basis

Three Months Ended March 31, 2011 Compared with Three Months Ended March 31, 2010

For the three months ended March 31, 2011 and 2010, net income was $175 million, or $.32 diluted earnings per common share, and $240 million, or $.45 diluted earnings per common share, respectively. For the three months ended March 31, 2011 and 2010, net income from continuing operations was $177 million, or $.32 diluted earnings per common share, and $247 million, or $.46 diluted earnings per common share, respectively. For the three months ended March 31, 2011 and 2010, net loss from discontinued operations was $2 million, which had minimal effect on diluted loss per common share, and $7 million, or $.01 diluted loss per common share, respectively.

Income from Continuing Operations

Income from continuing operations before income tax expenses decreased $130 million for the three months ended March 31, 2011, as compared with the year-ago quarter primarily due to a $160 million increase in net losses on derivative and hedging activities, a $52 million decrease in gains on debt repurchases and a $24 million decline in servicing revenue. These reductions were partially offset by a $100 million increase in net interest income after provisions for loan losses.

The primary contributors to each of the identified drivers of changes in income from continuing operations before income tax expense for the year-over-year period are as follows:

•	Net interest income increased by $44 million primarily as a result of the replacement of the $20 billion of lower margin loans sold to the Department of Education (“ED”) in the third quarter of 2010, by the $25 billion in higher margin securitized loans acquired on December 31, 2010. Offsetting these items was primarily the impact of the higher funding costs in the first quarter of 2011 compared with the first quarter of 2010.

•	Provisions for loan losses decreased by $56 million in the quarter ended March 31, 2011 from the quarter ended March 31, 2010 primarily as a result of the improving performance of the Private Education Loan portfolio.

•	Losses on derivatives and hedging activities, net, declined by $160 million in the quarter ended March 31, 2011 compared with the year-ago quarter. The primary factors affecting the change in losses in the first quarter of 2011 were interest rates and foreign currency fluctuations. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, we expect gains and (losses) on derivatives and hedging activities, net, to vary significantly in future periods.

•	Servicing revenue decreased by $24 million primarily due to H.R. 4872, HCERA, which included the SAFRA Act, signed into law on March 30, 2010. Effective July 1, 2010, this legislation eliminated the FFELP, thereby eliminating our ability to earn additional guarantor issuance fees on new FFELP Loans. In addition there was a decline in outstanding FFELP Loans for which we were earning additional fees.

•	Gains on debt repurchases decreased $52 million year-over-year while the principal amount of debt repurchased decreased to $825 million, as compared with the $1.3 billion repurchased in the quarter ended March 31, 2010.

•	Operating expenses increased $16 million from the year-ago quarter primarily due to $33 million of expenses in the first quarter of 2011 related to $10 million in litigation contingency expense, $11 million from the acceleration of stock compensation expense and $12 million third-party servicing expense related to the $25 billion loan portfolio acquired on December 31, 2010. These significant expenses were partially offset by reduced costs as a result of our cost savings initiative.

•	Restructuring expenses decreased $22 million in the first quarter of 2011, which is a result of a $21 million decrease in restructuring expenses in continuing operations and a $1 million decrease in restructuring expenses attributable to discontinued operations. The decline in restructuring expenses was the result of our having materially completed our plan for restructuring the Company during 2010 in response to the HCERA legislation. The following details our ongoing restructuring efforts:

○	Restructuring our operations in response to HCERA and the elimination of the FFELP requires a significant reduction of operating costs from the elimination of positions and facilities associated with the origination of FFELP Loans. Expenses associated with continuing operations under this restructuring plan were $3 million in the first quarter of 2011 and $23 million in the first quarter of 2010. We currently expect to incur an estimated $9 million of additional restructuring costs in 2011. The majority of these expenses are severance costs related to the partially completed and planned elimination of approximately 2,500 positions, approximately 30 percent of our workforce that existed as of the first quarter of 2010.

○	In response to the College Cost Reduction and Access Act of 2007 (“CCRAA”) and challenges in the capital markets, we also initiated a restructuring plan in the fourth quarter of 2007. The majority of these restructuring expenses were also severance costs related to the elimination of approximately 3,000 positions, or approximately 25 percent of our workforce that existed as of the fourth quarter 2007. Under this ongoing plan, restructuring expenses associated with continuing operations was $.3 million and $2 million for the quarters ended March 31, 2011 and March 31, 2010, respectively.

•	Income tax expense from continuing operations decreased $60 million for the quarter ended March 31, 2011 as compared with the year-ago quarter. The effective tax rates for the first quarters of 2011 and 2010 were 36 percent and 39 percent, respectively. The change in the effective tax rate for the quarter ended March 31, 2011 was primarily driven by the impact of state tax rate changes recorded in the year-ago quarter.

Net Loss from Discontinued Operations

Net loss from discontinued operations in the three months ended March 31, 2011 decreased $5 million from the year-ago period. In the fourth quarter of 2010, we began actively marketing our Purchased Paper — Non Mortgage business for sale and have concluded it is probable this business will be sold within one year at which time we would exit the business. As a result, the results of operations of this business were also required to be presented in discontinued operations beginning in the fourth quarter of 2010. Our Purchased Paper businesses are presented in discontinued operations for the current and prior periods.

Three Months Ended March 31, 2011 Compared with Three Months Ended December 31, 2010

For the three months ended March 31, 2011 and December 31, 2010, net income was $175 million, or $.32 diluted earnings per common share, and $447 million, or $.84 diluted earnings per common share, respectively. For the three months ended March 31, 2011 and December 31, 2010, net income from continuing operations was $177 million, or $.32 diluted earnings per common share, and $499 million, or $.94 diluted earnings per common share, respectively. For the three months ended March 31, 2011 and December 31, 2010, net loss from discontinued operations was $2 million, which had no effect on reported diluted earnings per common share, and $52 million, or $.10 diluted loss per common share, respectively.

Income from Continuing Operations

Income from continuing operations before income tax expenses decreased for the three months ended March 31, 2011, by $484 million as compared with the prior quarter primarily due to a $318 million decrease in net gains on sales of loans and securities, a $213 million increase in net losses on derivative and hedging activities and a $80 million decline in gains on debt repurchases. These were partially offset by a $58 million increase in net interest income after provisions for loans losses.

The primary contributors to each of the identified drivers of changes in income from continuing operations before income tax expense for the quarter-over-quarter period are as follows:

•	Net interest income increased by $41 million in the quarter ended March 31, 2011 from the quarter ended December 31, 2010. The increase in net interest income was primarily the result of $80 million of incremental net interest income from the acquisition of $25 billion of securitized student loans on December 31, 2010. Offsetting this increase was primarily the impact of the higher funding costs in the first quarter of 2011 compared with the fourth quarter of 2010, as well as the first quarter of 2011 having two less days than the fourth quarter of 2010.

•	Provisions for loan losses decreased by $19 million primarily as a result of the improving performance of the Private Education Loan portfolio.

•	Gains on sales of loans and securities were $318 million in the fourth quarter 2010 which primarily related to the gains on sales of FFELP Loans to ED as part of ED’s Loan Purchase Commitment Program (the “Purchase Program”). These gains will not occur in the future as FFELP originations and the Purchase Program ended in 2010.

•	Losses on derivatives and hedging activities, net, increased by $213 million in the quarter ended March 31, 2011 compared with the prior quarter. The primary factors affecting the change in losses in the first quarter of 2011 were interest rates and foreign currency fluctuations. Valuations of derivative instruments vary based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, we expect gains and (losses) on derivatives and hedging activities, net, to vary significantly in future periods.

•	Servicing revenue increased by $7 million primarily due to the seasonality of late and forbearance fees. We typically experience higher late and forbearance fees in the first quarter as a result of recent graduates having reached the end of their allowable grace periods and entered active repayment for the first time.

•	Gains on debt repurchases decreased $80 million quarter-over-quarter while the principal amount of debt repurchased decreased to $825 million, as compared with the $1.3 billion repurchased in the quarter ended December 31, 2010.

•	Other income increased by $24 million primarily due to a $20 million increase in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “losses on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•	Operating expenses decreased $5 million quarter-over-quarter primarily as a result of our cost saving initiative. The first quarter of 2011 included $10 million of litigation contingency expenses, $11 million from the acceleration of stock compensation and $12 million of third-party servicing expense related to the $25 billion loan portfolio acquisition on December 31, 2010. The fourth quarter of 2010 included $11 million in transaction fees related to the acquisition of the $25 billion loan portfolio and $10 million in restructuring-related impairments.

•	Restructuring expenses decreased $32 million in the first quarter of 2011 compared with the fourth quarter 2010. Restructuring expenses in the first quarter of 2011 were comprised of $4 million related to continuing operations.

•	Income tax expense from continuing operations decreased $162 million for the quarter ended March 31, 2011 as compared with the prior quarter. The effective tax rates for first quarter 2011 and fourth quarter 2010 were 36 percent and 34 percent, respectively. The change in the effective tax rate for the first quarter 2011 was primarily driven by reductions to the liability for uncertain tax positions recorded in the prior quarter.

Net Loss from Discontinued Operations

Net loss from discontinued operations in the quarter ended March 31, 2011 was $2 million compared with a net loss from discontinued operations of $52 million for the quarter ended December 31, 2010. In the fourth quarter of 2010, we began actively marketing our Purchased Paper — Non Mortgage business for sale and have concluded it is probable this business will be sold within one year at which time we would exit the business. As a result, the results of operations of this business were also required to be presented in discontinued operations beginning in the fourth quarter of 2010. In connection with this presentation, we are required to carry this business at the lower of fair value or historical cost basis. As a result, we recorded an after-tax loss of $52 million from discontinued operations in the fourth quarter of 2010, primarily due to adjusting the value of this business to its estimated fair value. Our Purchased Paper businesses are presented in discontinued operations for the current and prior periods.

“Core Earnings” — Definition and Limitations

We prepare financial statements in accordance with GAAP. However, we also evaluate our business segments on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings”. We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we internally review when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage each business segment because “Core Earnings” reflect adjustments to GAAP financial results for two items, discussed below, that create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information as we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. The two items adjusted for in our “Core Earnings” presentations are: (1) our use of derivatives instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness and (2) the accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, rating agencies, lenders and investors to assess performance.

Specific adjustments that management makes to GAAP results to derive our “Core Earnings” basis of presentation are described in detail in the section entitled “ ‘Core Earnings’ — Definition and Limitations — Differences between ‘Core Earnings’ and GAAP” below.

The following tables show “Core Earnings” for each business segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	Quarter Ended March 31, 2011
	FFELP	Consumer	Business			Total “Core		Total
(Dollars in millions)	Loans	Lending	Services	Other	Eliminations(1)	Earnings”	Adjustments(2)	GAAP

Interest income:
Student loans	$736	$604	$—	$—	$—	$1,340	$141	$1,481
Other loans	—	—	—	6	—	6	—	6
Cash and investments	1	3	3	1	(3)	5	—	5

Total interest income	737	607	3	7	(3)	1,351	141	1,492
Total interest expense	370	197	—	15	(3)	579	15	594

Net interest income	367	410	3	(8)	—	772	126	898
Less: provisions for loan losses	23	275	—	5	—	303	—	303

Net interest income (loss) after provisions for loan losses	344	135	3	(13)	—	469	126	595
Servicing revenue	25	17	245	—	(189)	98	—	98
Contingency revenue	—	—	78	—	—	78	—	78
Gains on debt repurchases	—	—	—	64	—	64	(26)	38
Other income (loss)	—	—	11	2	—	13	(233)	(220)

Total other income (loss)	25	17	334	66	(189)	253	(259)	(6)
Expenses:
Direct operating expenses	195	82	128	8	(189)	224	—	224
Overhead expenses	—	—	—	79	—	79	—	79

Operating expenses	195	82	128	87	(189)	303	—	303
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	6	6
Restructuring expenses	1	1	1	1	—	4	—	4

Total expenses	196	83	129	88	(189)	307	6	313

Income (loss) from continuing operations, before income tax expense (benefit)	173	69	208	(35)	—	415	(139)	276
Income tax expense (benefit)(3)	64	25	76	(12)	—	153	(54)	99

Net income (loss) from continuing operations	109	44	132	(23)	—	262	(85)	177
Loss from discontinued operations, net of taxes	—	—	—	(2)	—	(2)	—	(2)

Net income (loss)	$109	$44	$132	$(25)	$—	$260	$(85)	$175

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2011
		Net Impact of
	Net Impact of	Goodwill and
	Derivative	Acquired
(Dollars in millions)	Accounting	Intangibles	Total

Net interest income after provisions for loan losses	$126	$—	$126
Total other income (loss)	(259)	—	(259)
Goodwill and acquired intangible assets impairment and amortization	—	6	6

Total “Core Earnings” adjustments to GAAP	$(133)	$(6)	(139)

Income tax benefit			(54)

Net loss			$(85)

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2010
	FFELP	Consumer	Business			Total “Core		Total
(Dollars in millions)	Loans	Lending	Services	Other	Eliminations(1)	Earnings”	Adjustments(2)	GAAP

Interest income:
Student loans	$631	$602	$—	$—	$—	$1,233	$146	$1,379
Other loans	—	—	—	6	—	6	—	6
Cash and investments	3	3	4	1	(4)	7	1	8

Total interest income	634	605	4	7	(4)	1,246	147	1,393
Total interest expense	303	196	—	12	(4)	507	29	536

Net interest income	331	409	4	(5)	—	739	118	857
Less: provisions for loan losses	22	294	—	4	—	320	—	320

Net interest income (loss) after provisions for loan losses	309	115	4	(9)	—	419	118	537
Servicing revenue	15	15	216	—	(155)	91	—	91
Contingency revenue	—	—	78	—	—	78	—	78
Gains on debt repurchases	—	—	—	118	—	118	—	118
Other income (loss)	318	—	14	(2)	—	330	(43)	287

Total other income	333	15	308	116	(155)	617	(43)	574
Expenses:
Direct operating expenses	180	85	127	4	(155)	241	—	241
Overhead expenses	—	—	—	67	—	67	—	67

Operating expenses	180	85	127	71	(155)	308	—	308
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	10	10
Restructuring expenses	12	7	2	12	—	33	—	33

Total expenses	192	92	129	83	(155)	341	10	351

Income from continuing operations, before income tax expense	450	38	183	24	—	695	65	760
Income tax expense(3)	161	14	65	2	—	242	19	261

Net income from continuing operations	289	24	118	22	—	453	46	499
Loss from discontinued operations, net of taxes	—	—	—	(52)	—	(52)	—	(52)

Net income (loss)	$289	$24	$118	$(30)	$—	$401	$46	$447

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2010
		Net Impact of
	Net Impact of	Goodwill and
	Derivative	Acquired
(Dollars in millions)	Accounting	Intangibles	Total

Net interest income after provisions for loan losses	$118	$—	$118
Total other income (loss)	(43)	—	(43)
Goodwill and acquired intangible assets impairment and amortization	—	10	10

Total “Core Earnings” adjustments to GAAP	$75	$(10)	65

Income tax expense			19

Net income			$46

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended March 31, 2010
	FFELP	Consumer	Business			Total “Core		Total
(Dollars in millions)	Loans	Lending	Services	Other	Eliminations(1)	Earnings”	Adjustments(2)	GAAP

Interest income:
Student loans	$643	$565	$—	$—	$—	$1,208	$164	$1,372
Other loans	—	—	—	9	—	9	—	9
Cash and investments	2	3	5	—	(5)	5	—	5

Total interest income	645	568	5	9	(5)	1,222	164	1,386
Total interest expense	336	173	—	11	(5)	515	17	532

Net interest income (loss)	309	395	5	(2)	—	707	147	854
Less: provisions for loan losses	23	325	—	11	—	359	—	359

Net interest income (loss) after provisions for loan losses	286	70	5	(13)	—	348	147	495
Servicing revenue	21	19	245	1	(164)	122	—	122
Contingency revenue	—	—	80	—	—	80	—	80
Gains on debt repurchases	—	—	—	90	—	90	—	90
Other income	—	—	11	10	—	21	(80)	(59)

Total other income	21	19	336	101	(164)	313	(80)	233
Expenses:
Direct operating expenses	188	80	118	2	(164)	224	—	224
Overhead expenses	—	—	—	63	—	63	—	63

Operating expenses	188	80	118	65	(164)	287	—	287
Goodwill and acquired intangible assets impairment and amortization	—	—	—	—	—	—	10	10
Restructuring expenses	19	2	3	1	—	25	—	25

Total expenses	207	82	121	66	(164)	312	10	322

Income from continuing operations, before income tax expense	100	7	220	22	—	349	57	406
Income tax expense(3)	36	2	79	10	—	127	32	159

Net income from continuing operations	64	5	141	12	—	222	25	247
Loss from discontinued operations, net of taxes	—	—	—	(7)	—	(7)	—	(7)

Net income	$64	$5	$141	$5	$—	$215	$25	$240

(1)	The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended March 31, 2010
		Net Impact of
	Net Impact of	Goodwill and
	Derivative	Acquired
(Dollars in millions)	Accounting	Intangibles	Total

Net interest income after provisions for loan losses	$147	$—	$147
Total other income (loss)	(80)	—	(80)
Goodwill and acquired intangible assets impairment and amortization	—	10	10

Total “Core Earnings” adjustments to GAAP	$67	$(10)	57

Income tax expense			32

Net income			$25

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income, and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

“Core Earnings”	$260	$401	$215
“Core Earnings” adjustments:
Net impact of derivative accounting	(133)	75	67
Net impact of goodwill and acquired intangibles	(6)	(10)	(10)

Total “Core Earnings” adjustments before income tax effect	(139)	65	57
Net income tax effect	54	(19)	(32)

Total “Core Earnings” adjustments	(85)	46	25

GAAP net income	$175	$447	$240

1)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused primarily by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP. To a lesser extent, these periodic unrealized gains and losses are also a result of ineffectiveness recognized related to effective hedges. These unrealized gains and losses occur in our FFELP Loans, Consumer Lending and Other business segments. Under GAAP, for derivatives that are held to maturity, the cumulative net unrealized gain or loss at the time of maturity will equal $0 except for Floor Income Contracts where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting on our net income for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010 when compared with the accounting principles employed in all years prior to the adoption of ASC 815 related to accounting for derivative financial instruments.

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income(1)	$(242)	$(29)	$(82)
Plus: Realized losses on derivative and hedging activities, net(1)	186	202	204

Unrealized gains (losses) on derivative and hedging activities, net	(56)	173	122
Amortization of net premiums on Floor Income contracts in net interest income	(85)	(86)	(53)
Other derivative accounting adjustments to reflect economic impact	8	(12)	(2)

Total net impact derivative accounting(2)	$(133)	$75	$67

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

The derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized (gains) losses on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(226)	$(233)	$(210)
Net settlement income on interest rate swaps reclassified to net interest income	16	28	6
Foreign exchange derivatives losses reclassified to other income	(1)	—	—
Net realized gains (losses) on terminated derivative contracts reclassified to other income	25	3	—

Total reclassifications of realized losses on derivative and hedging activities	(186)	(202)	(204)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	(56)	173	122

Losses on derivative and hedging activities, net	$(242)	$(29)	$(82)

(1)	“Unrealized gains (losses) on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

Floor Income Contracts	$151	$267	$19
Basis swaps	(6)	(23)	63
Foreign currency hedges	(194)	(54)	8
Other	(7)	(17)	32

Total unrealized gains (losses) on derivative and hedging activities, net	$(56)	$173	$122

2)	Goodwill and Acquired Intangibles: Our “Core Earnings” exclude goodwill and intangible impairment and the amortization of acquired intangibles. The following table summarizes the acquired intangible adjustments for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

“Core Earnings” goodwill and acquired intangibles adjustments(1):
Amortization of acquired intangibles from continuing operations	$(6)	$(10)	$(10)

Total “Core Earnings” goodwill and acquired intangibles adjustments	$(6)	$(10)	$(10)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Segment Earnings Summary — “Core Earnings” Basis

FFELP Loans Segment

The following table includes “Core Earnings” results for our FFELP Loans segment.

	Quarters Ended			% Increase (Decrease)
	March 31,	December 31,	March 31,	March 31, 2011 vs.	March 31, 2011 vs.
(Dollars in millions)	2011	2010	2010	Dec. 31, 2010	March 31, 2010

“Core Earnings” interest income:
FFELP Loans	$736	$631	$643	17%	14%
Cash and investments	1	3	2	(67)	(50)

Total “Core Earnings” interest income	737	634	645	16	14
Total “Core Earnings” interest expense	370	303	336	22	10

Net “Core Earnings” interest income	367	331	309	11	19
Less: provisions for loan losses	23	22	23	5	—

Net “Core Earnings” interest income after provisions for loan losses	344	309	286	11	20
Servicing revenue	25	15	21	67	19
Other income	—	318	—	(100)	—

Total other income	25	333	21	(92)	19
Direct operating expenses	195	180	188	8	4
Restructuring expenses	1	12	19	(92)	(95)

Total expenses	196	192	207	2	(5)

Income from continuing operations, before income tax expense	173	450	100	(62)	73
Income tax expense	64	161	36	(60)	78

“Core Earnings”	$109	$289	$64	(62)%	70%

FFELP Loans “Core Earnings” Net Interest Margin

The following table shows the FFELP Loans “Core Earnings” net interest margin along with reconciliation to the GAAP-basis FFELP Loans net interest margin.

	Quarters Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

“Core Earnings” basis FFELP student loan yield	2.63%	2.61%	2.50%
Hedged Floor Income	.23	.27	.18
Unhedged Floor Income	.08	.02	.01
Consolidation Loan Rebate Fees	(.66)	(.64)	(.60)
Repayment Borrower Benefits	(.10)	(.11)	(.09)
Premium amortization	(.15)	(.19)	(.20)

“Core Earnings” basis FFELP student loan net yield	2.03	1.96	1.80
“Core Earnings” basis FFELP student loan cost of funds	(.96)	(.86)	(.89)

“Core Earnings” basis FFELP student loan spread	1.07	1.10	.91
“Core Earnings” basis FFELP other asset spread impact	(.09)	(.11)	(.08)

“Core Earnings” basis FFELP Loans net interest margin(1)	.98%	.99%	.83%

“Core Earnings” basis FFELP Loans net interest margin(1)	.98%	.99%	.83%
Adjustment for GAAP accounting treatment	.35	.34	.41

GAAP-basis FFELP Loans net interest margin	1.33%	1.33%	1.24%

(1)	The average balances of our FFELP “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)

FFELP Loans	$147,381	$127,522	$144,854
Other interest-earning assets	5,016	5,420	5,661

Total FFELP “Core Earnings” basis interest-earning assets	$152,397	$132,942	$150,515

The “Core Earnings” basis FFELP Loans net interest margin for the quarter ended March 31, 2011 decreased by 1 basis point from the prior quarter. This was primarily the result of higher cost of funds primarily caused by our issuance of $2 billion of unsecured debt in the first quarter of 2011 which offset a higher margin earned on the acquisition of $25 billion in securitized FFELP loans on December 31, 2010. The “Core Earnings” basis FFELP Loans net interest margin for the quarter ended March 31, 2011 increased by 15 basis points from the year-ago quarter. This was primarily the result of the replacement of the $20 billion lower margin loans sold to ED in third quarter 2010 by the $25 billion in higher margin loans acquired on December 31, 2010 and an increase in Floor Income. These increases were partially offset by a higher cost of funds in the current quarter as higher cost debt has been issued in the past year compared to the historical funding portfolio.

As of March 31, 2011, our FFELP Loan portfolio totaled approximately $145.6 billion, comprised of $54.4 billion of FFELP Stafford and $91.2 billion of FFELP Consolidation Loans. The weighted average life of these portfolios is 4.9 years and 9.4 years, respectively, assuming a CPR of 6 percent and 3 percent, respectively.

FFELP Provisions for Loan Losses and Loan Charge-Offs

The following tables summarize the FFELP provisions for loan losses and FFELP loan charge-offs for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

FFELP Loan provisions for loan losses	$23	$22	$23
FFELP Loan charge-offs	$20	$21	$21

Servicing Revenue and Other Income — FFELP Loans Segment

The following table summarizes the components of “Core Earnings” other income for our FFELP Loans segment for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

Servicing revenue	$25	$15	$21
Gains (losses) on sales of loans and securities, net	—	318	(2)
Other	—	—	2

Total other income, net	$25	$333	$21

Servicing revenue for our FFELP Loans segment primarily consists of late fees.

The gain on sale of loans and securities primarily relates to gains on sales of loans to ED as part of the Purchase Program. In the fourth quarter of 2010 we sold $20.4 billion face amount of FFELP Loans to ED which resulted in a $321 million gain. These gains will not occur in the future as FFELP originations and the Purchase Program ended in 2010.

Operating Expenses — FFELP Loans Segment

Operating expenses for our FFELP Loans segment primarily include the contractual rates we are paid to service loans in term asset-backed securitization trusts or a similar rate if a loan is not in a term financing facility (which is presented as an intercompany charge from the Business Services segment who services the loans), the fees we pay for third party loan servicing and costs incurred to acquire loans. For the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, operating expenses for our FFELP Loans segment totaled $195 million, $180 million and $188 million, respectively. The increase in operating expenses in the first quarter of 2011 compared with the prior quarter and year-ago quarter was primarily the increase in servicing costs related to the $25 billion loan portfolio acquisition on December 31, 2010. The intercompany servicing revenue charged from the Business Services segment and included in those amounts was $189 million, $155 million and $164 million for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively. Operating expenses, excluding restructuring-related asset impairments, were 54 basis points, 54 basis points and 52 basis points of average FFELP Loans in the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively.

Consumer Lending Segment

The following table includes “Core Earnings” results for our Consumer Lending segment.

	Quarters Ended			% Increase (Decrease)
	March 31,	December 31,	March 31,	March 31, 2011 vs.	March 31, 2011 vs.
(Dollars in millions)	2011	2010	2010	Dec. 31, 2010	March 31, 2010

“Core Earnings” interest income:
Private Education Loans	$604	$602	$565	—%	7%
Cash and investments	3	3	3	—	—

Total “Core Earnings” interest income	607	605	568	—	7
Total “Core Earnings” interest expense	197	196	173	1	14

Net “Core Earnings” interest income	410	409	395	—	4
Less: provisions for loan losses	275	294	325	(6)	(15)

Net “Core Earnings” interest income after provisions for loan losses	135	115	70	17	93
Servicing revenue	17	15	19	13	(11)
Direct operating expenses	82	85	80	(4)	3
Restructuring expenses	1	7	2	(86)	(50)

Total expenses	83	92	82	(10)	1

Income before income tax expense	69	38	7	82	886
Income tax expense	25	14	2	79	1,150

“Core Earnings”	$44	$24	$5	83%	780%

Consumer Lending “Core Earnings” Net Interest Margin

The following table shows the Consumer Lending “Core Earnings” net interest margin along with reconciliation to the GAAP-basis Consumer Lending net interest margin before provisions for loan losses.

	Quarters Ended December 31,
	March 31,	December 31,	March 31,
	2011	2010	2010

“Core Earnings” basis Private Education Student Loan yield	6.36%	6.29%	5.99%
Discount amortization	.26	.22	.26

“Core Earnings” basis Private Education Loan net yield	6.62	6.51	6.25
“Core Earnings” basis Private Education Loan cost of funds	(1.97)	(1.83)	(1.69)

“Core Earnings” basis Private Education Loan spread	4.65	4.68	4.56
“Core Earnings” basis other asset spread impact	(.54)	(.76)	(.72)

“Core Earnings” basis Consumer Lending net interest margin(1)	4.11%	3.92%	3.84%

“Core Earnings” basis Consumer Lending net interest margin(1)	4.11%	3.92%	3.84%
Adjustment for GAAP accounting treatment	(.04)	.03	(.01)

GAAP-basis Consumer Lending net interest margin(1)	4.07%	3.95%	3.83%

(1)	The average balances of our Consumer Lending “Core Earnings” basis interest-earning assets for the respective periods are:

(Dollars in millions)

Private Education Loans	$37,006	$36,674	$36,679
Other interest-earning assets	3,360	4,699	5,071

Total Consumer Lending “Core Earnings” basis interest-earning assets	$40,366	$41,373	$41,750

The Consumer Lending net interest margin for the quarter ended March 31, 2011 increased 19 basis points from the prior quarter and 27 basis points from the year-ago quarter. The Private Education Loan spread remained relatively unchanged. The size of the Other asset portfolio (which is primarily securitization trust restricted cash and cash held at our bank) has decreased significantly since the first quarter 2010. This Other asset portfolio earns a negative yield and as a result, when its relative weighting decreases compared to the Private Education Loan portfolio, the overall net interest margin increases. This is the primary driver of the increase in the net interest margin compared to prior periods.

Private Education Loans Provisions for Loan Losses and Loan Charge-Offs

The following tables summarize the total Private Education Loans provisions for loan losses and charge-offs for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

Private Education Loans provision for loan losses	$275	$294	$325
Private Education Loans charge-offs	$273	$322	$284

The first-quarter 2011 provision expense and charge-offs are down from the prior quarter and year-ago quarter as the portfolio’s credit performance continued to improve since the weakening in the U.S. economy that began in 2008, with the expected future performance continuing to improve as well. The Private Education Loan portfolio experienced a significant increase in delinquencies through the first quarter of 2010 (delinquencies as a percentage of loans in repayment were 12.2 percent at March 31, 2010); since then delinquencies as a percentage of loans in repayment have declined to 10.4 percent at March 31, 2011. Private Education Loans in forbearance as a percentage of loans in repayment and forbearance remained unchanged from the prior quarter at 4.6 percent and decreased from 5.1 percent at March 31, 2010. Charge-offs as a percentage of loans in repayment have declined significantly from 4.7 percent in the first quarter 2010 to 3.9 percent in the first quarter of 2011. The Private Education Loan allowance coverage of annual charge-offs ratio was 1.8 at March 31, 2011 compared with 1.6 at December 31, 2010, and 1.7 at March 31, 2010. The allowance for loan losses as a percentage of ending Private Education Loans in repayment decreased from 8.2 percent at March 31, 2010 to 7.2 percent at March 31, 2011. We analyzed changes in the key ratios when determining the appropriate Private Education Loan allowance for loan losses.

Servicing Revenue and Other Income — Consumer Lending Segment

Servicing revenue for our Consumer Lending segment primarily includes late fees and forbearance fees. For the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, servicing revenue for our Consumer Lending segment totaled $17 million, $15 million and $19 million, respectively.

Operating Expenses — Consumer Lending Segment

Operating expenses for our Consumer Lending segment include costs incurred to originate Private Education Loans and to service and collect on our Private Education Loan portfolio. For the quarters ended March 31, 2011, December 31, 2010, and March 31, 2010, operating expenses for our Consumer Lending segment totaled $82 million, $85 million and $80 million, respectively. Operating expenses declined in the first quarter of 2011 compared with the prior quarter primarily as a result of our cost cutting initiatives. Operating expenses, excluding restructuring-related asset impairments, were 90 basis points, 92 basis points, and 88 basis points, respectively, of average Private Education Loans in the first quarter of 2011, the fourth quarter of 2010 and the first quarter of 2010, respectively.

Business Services Segment

The following tables include “Core Earnings” results for our Business Services segment.

	Quarters Ended			% Increase (Decrease)
	March 31,	December 31,	March 31,	March 31, 2011 vs.	March 31, 2011 vs.
(Dollars in millions)	2011	2010	2010	Dec. 31, 2010	March 31, 2010

Net interest income after provision	$3	$4	$5	(25)%	(40)%
Servicing revenue:
Intercompany loan servicing	189	155	164	22	15
Third-party loan servicing	22	22	19	—	16
Account asset servicing	19	16	17	19	12
Campus Payment Solutions	6	8	8	(25)	(25)
Guarantor servicing	9	15	37	(40)	(76)

Total servicing revenue	245	216	245	13	—
Contingency revenue	78	78	80	—	(3)
Transaction fees	11	14	11	(21)	—
Other	—	—	—	—	—

Total other income	334	308	336	8	(1)
Direct operating expenses	128	127	118	1	8
Restructuring expenses	1	2	3	(50)	(67)

Total expenses	129	129	121	—	7

Income from continuing operations, before income tax expense	208	183	220	14	(5)
Income tax expense	76	65	79	17	(4)

“Core Earnings”	$132	$118	$141	12%	(6)%

Our Business Services segment earns intercompany loan servicing fees from servicing the FFELP Loans in our FFELP Loans segment. The average balance of this portfolio was $144 billion, $119 billion and $129 billion for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively. The increase in Intercompany loan servicing revenue from the prior and year-ago quarters is primarily the result of the acquisition of the $25 billion FFELP Loan portfolio on December 31, 2010 which was partially offset by the amortization of the underlying portfolio as well as the FFELP Loans sold to ED as part of the Participation Program in 2010.

We are servicing approximately 3.2 million accounts under the ED Servicing Contract as of March 31, 2011. Loan servicing fees in the first quarter of 2011, the fourth quarter of 2010 and first quarter of 2010 included $15 million, $16 million and $9 million, respectively, of servicing revenue related to the loans we are servicing under the ED Servicing Contract.

Account asset servicing revenue represents fees earned on program management, transfer and servicing agent services and administration services for our various 529 college-savings plans.

Campus Payment Solutions revenue is earned from our Campus Payment Solutions business whose services include comprehensive financing and transaction processing solutions that we provide to college financial aid offices and students to streamline the financial aid process.

The decrease in Guarantor servicing revenue compared with the year-ago period was primarily due to HCERA being effective as of July 1, 2010 and our no longer earning Guarantor issuance fees and the lower balance of outstanding FFELP Loans on which we earn other fees.

The following table presents the outstanding inventory of contingent collections receivables that our Business Services segment will collect on behalf of others.

	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

Contingency:
Student loans	$10,393	$10,362	$9,846
Other	1,883	1,730	1,573

Total	$12,276	$12,092	$11,419

Transaction fees are earned in conjunction with our rewards program from participating companies based on member purchase activity, either online or in stores, depending on the contractual arrangement with the participating company. Typically, a percentage of the purchase price of the consumer members’ eligible purchases with participating companies is set aside in an account maintained by us on behalf of our members.

Revenues related to services performed on FFELP Loans accounted for 77 percent, 75 percent and 79 percent, respectively, of total segment revenues for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

Operating Expenses — Business Services Segment

For the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, operating expenses for the Business Services segment totaled $128 million, $127 million and $118 million, respectively. Operating expenses increased from the prior periods primarily as a result of the increase in servicing costs associated with the loan portfolio acquisition on December 31, 2010.

Other Segment

The following table includes “Core Earnings” results of our Other segment

	Quarters Ended			% Increase (Decrease)
	March 31,	December 31,	March 31,	March 31, 2011 vs.	March 31, 2011 vs.
(Dollars in millions)	2011	2010	2010	Dec. 31, 2010	March 31, 2010

Net interest loss after provision	$(13)	$(9)	$(13)	44%	—%
Gains on debt repurchases	64	118	90	(46)	(29)
Other	2	(2)	11	200	(82)

Total income	66	116	101	(43)	(35)
Direct operating expenses	8	4	2	100	300
Overhead expenses:
Corporate overhead	49	34	32	44	53
Unallocated information technology costs	30	33	31	(9)	(3)

Total overhead expenses	79	67	63	18	25

Operating expenses	87	71	65	23	34
Restructuring expenses	1	12	1	(92)	—

Total expenses	88	83	66	6	33

Income (loss) from continuing operations, before income tax expense	(35)	24	22	(246)	(259)
Income tax expense (benefit)	(12)	2	10	(700)	(220)

Net income (loss) from continuing operations	(23)	22	12	(205)	(292)
Loss from discontinued operations, net of tax	(2)	(52)	(7)	(96)	71

“Core Earnings” net loss	$(25)	$(30)	$5	(17)%	(600)%

Purchased Paper Business

Our Purchased Paper businesses are presented in discontinued operations for the current and prior periods. (See “Consolidated Earnings Summary — GAAP-basis” for further discussion.)

The following table summarizes the carrying value of the Purchased Paper — Non-Mortgage portfolio:

	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

Carrying value of purchased paper	$67	$95	$245

Gains on Debt Repurchases

We began repurchasing our outstanding debt in the second quarter of 2008. We repurchased $825 million, $1.3 billion and $1.3 billion face amount of our senior unsecured notes for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively. Since the second quarter of 2008, we repurchased $11.1 billion face amount of our senior unsecured notes in the aggregate, with maturity dates ranging from 2008 to 2016.

Overhead

Corporate overhead is comprised of costs related to executive management, the board of directors, accounting, finance, legal, human resources and stock option expense. Unallocated information technology costs are related to infrastructure and operations.

For the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010, operating expenses for the Other segment totaled $87 million, $71 million and $65 million, respectively. The increase in corporate overhead expenses in the first quarter of 2011 compared with the prior quarter and the prior year quarter is primarily the result of a change in the terms of our stock compensation plans. In the first quarter, we changed our stock compensation plans so that retirement eligible employees would not forfeit unvested stock compensation upon their retirement. This change had the effect of accelerating the future stock compensation expenses associated with these unvested stock grants into the current period for those employees that are retirement eligible.

Financial Condition

This section provides additional information regarding the changes related to our loan portfolio assets and related liabilities as well as credit performance indicators related to our Consumer Lending portfolio.

Summary of our Student Loan Portfolio

Ending Student Loan Balances, net

	March 31, 2011
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total student loan portfolio:
In-school	$6,073	$—	$6,073	$3,412	$9,485
Grace and repayment	47,477	90,366	137,843	34,374	172,217

Total, gross	53,550	90,366	143,916	37,786	181,702
Unamortized premium/(discount)	937	895	1,832	(876)	956
Receivable for partially charged-off loans	—	—	—	1,090	1,090
Allowance for losses	(121)	(69)	(190)	(2,034)	(2,224)

Total student loan portfolio	$54,366	$91,192	$145,558	$35,966	$181,524

% of total FFELP	37%	63%	100%
% of total	30%	50%	80%	20%	100%

	December 31, 2010
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total student loan portfolio:
In-school	$6,333	$—	$6,333	$3,752	$10,085
Grace and repayment	49,068	91,537	140,605	33,780	174,385

Total, gross	55,401	91,537	146,938	37,532	184,470
Unamortized premium/(discount)	971	929	1,900	(894)	1,006
Receivable for partially charged-off loans	—	—	—	1,039	1,039
Allowance for losses	(120)	(69)	(189)	(2,021)	(2,210)

Total student loan portfolio	$56,252	$92,397	$148,649	$35,656	$184,305

% of total FFELP	38%	62%	100%
% of total	31%	50%	81%	19%	100%

	March 31, 2010
	FFELP	FFELP		Private
	Stafford and	Consolidation	Total	Education
(Dollars in millions)	Other	Loans	FFELP	Loans	Total

Total student loan portfolio:
In-school	$20,018	$—	$20,018	$6,387	$26,405
Grace and repayment	43,279	80,617	123,896	31,109	155,005

Total, gross	63,297	80,617	143,914	37,496	181,410
Unamortized premium/(discount)	1,168	1,628	2,796	(912)	1,884
Receivable for partially charged-off loans	—	—	—	797	797
Allowance for losses	(119)	(67)	(186)	(2,019)	(2,205)

Total student loan portfolio	$64,346	$82,178	$146,524	$35,362	$181,886

% of total FFELP	44%	56%	100%
% of total	35%	46%	81%	19%	100%

Average Student Loan Balances (net of unamortized premium/discount)

	Quarter Ended March 31, 2011
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
(Dollars in millions)	Other	Loans	Total FFELP	Loans	Total

Total	$55,535	$91,846	$147,381	$37,006	$184,387
% of FFELP	38%	62%	100%
% of total	30%	50%	80%	20%	100%

	Quarter Ended December 31, 2010
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
(Dollars in millions)	Other	Loans	Total FFELP	Loans	Total

Total	$48,302	$79,220	$127,522	$36,674	$164,196
% FFELP	38%	62%	100%
% of total	29%	49%	78%	22%	100%

	Quarter Ended March 31, 2010
	FFELP	FFELP		Private
	Stafford and	Consolidation		Education
(Dollars in millions)	Other	Loans	Total FFELP	Loans	Total

Total	$62,167	$82,687	$144,854	$36,679	$181,533
% of FFELP	43%	57%	100%
% of total	34%	46%	80%	20%	100%

Student Loan Activity

	Total Portfolio
	Three Months Ended March 31, 2011
	FFELP	FFELP		Total Private
	Stafford and	Consolidation	Total	Education	Total
(Dollars in millions)	Other	Loans	FFELP	Loans	Portfolio

Beginning balance	$56,252	$92,397	$148,649	$35,656	$184,305
Consolidations to third parties	(615)	(225)	(840)	(17)	(857)
Acquisitions and originations	103	247	350	929	1,279
Capitalized interest and premium/discount amortization	322	371	693	295	988

Net acquisitions and originations	(190)	393	203	1,207	1,410

Sales	(189)	—	(189)	—	(189)
Repayments/defaults/other	(1,507)	(1,598)	(3,105)	(897)	(4,002)

Ending balance	$54,366	$91,192	$145,558	$35,966	$181,524

	Total Portfolio
	Three Months Ended December 31, 2010
	FFELP	FFELP		Total Private
	Stafford and	Consolidation	Total	Education	Total
(Dollars in millions)	Other	Loans	FFELP	Loans	Portfolio

Beginning balance	$66,681	$79,912	$146,593	$35,542	$182,135
Consolidations to third parties	(547)	(202)	(749)	(13)	(762)
Acquisitions and originations	159	—	159	417	576
Loan acquisition on December 31, 2010	11,237	13,652	24,889	—	24,889
Capitalized interest and premium/discount amortization	439	311	750	518	1,268

Net acquisitions and originations	11,288	13,761	25,049	922	25,971

Sales	(20,671)	—	(20,671)	—	(20,671)
Repayments/defaults/other	(1,046)	(1,276)	(2,322)	(808)	(3,130)

Ending balance	$56,252	$92,397	$148,649	$35,656	$184,305

	Total Portfolio
	Three Months Ended March 31, 2010
	FFELP	FFELP		Total Private
	Stafford and	Consolidation	Total	Education	Total
(Dollars in millions)	Other	Loans	FFELP	Loans	Portfolio

Beginning balance — GAAP-basis	$52,675	$68,379	$121,054	$22,753	$143,807
Consolidation of off-balance sheet loans(1)	5,500	14,797	20,297	12,341	32,638

Beginning balance — total portfolio	58,175	83,176	141,351	35,094	176,445
Consolidations to third parties	(467)	(167)	(634)	(12)	(646)
Acquisitions and originations	8,197	—	8,197	810	9,007
Capitalized interest and premium/discount amortization	262	335	597	312	909

Net acquisitions and originations	7,992	168	8,160	1,110	9,270

Sales	(76)	—	(76)	—	(76)
Repayments/defaults/other	(1,745)	(1,166)	(2,911)	(842)	(3,753)

Ending balance	$64,346	$82,178	$146,524	$35,362	$181,886

(1)	On January 1, 2010, upon the adoption of the new consolidation accounting guidance, all off-balance sheet loans are included in the GAAP-basis.

Private Education Loan Originations

Total Private Education Loan originations increased 12 percent from the year-ago quarter to $940 million in the quarter ended March 31, 2011.

The following table summarizes our Private Education Loan originations.

	Quarters Ended
	March 31,	December 31,	March 31,
(Dollars in millions)	2011	2010	2010

Private Education Loan originations	$940	$413	$840

Consumer Lending Portfolio Performance

Private Education Loan Delinquencies and Forbearance

	Private Education Loan Delinquencies
	March 31,		December 31,		March 31,
	2011		2010		2010
(Dollars in millions)	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$8,323		$8,340		$11,452
Loans in forbearance(2)	1,343		1,340		1,338
Loans in repayment and percentage of each status:
Loans current	25,195	89.6%	24,888	89.4%	21,699	87.9%
Loans delinquent 31-60 days(3)	930	3.3	1,011	3.6	842	3.4
Loans delinquent 61-90 days(3)	564	2.0	471	1.7	576	2.3
Loans delinquent greater than 90 days(3)	1,431	5.1	1,482	5.3	1,589	6.4

Total Private Education Loans in repayment	28,120	100.0%	27,852	100.0%	24,706	100.0%

Total Private Education Loans, gross	37,786		37,532		37,496
Private Education Loan unamortized discount	(876)		(894)		(912)

Total Private Education Loans	36,910		36,638		36,584
Private Education Loan receivable for partially charged-off loans	1,090		1,039		797
Private Education Loan allowance for losses	(2,034)		(2,021)		(2,019)

Private Education Loans, net	$35,966		$35,656		$35,362

Percentage of Private Education Loans in repayment		74.4%		74.2%		65.9%

Delinquencies as a percentage of Private Education Loans in repayment		10.4%		10.6%		12.2%

Loans in forbearance as a percentage of loans in repayment and forbearance		4.6%		4.6%		5.1%

Loans in repayment greater than 12 months as a percentage of loans in repayment(4)		69.3%		67.3%		61.5%

(1)	Loans for borrowers who may still be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Based on number of months in an active repayment status for which a scheduled monthly payment was due.

Allowance for Private Education Loan Losses

The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

	Quarters Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Dollars in millions)	2011	2010	2010

Allowance at beginning of period — GAAP Basis	$2,021	$2,035	$1,443
Consolidation of off-balance sheet loans(1)	—	—	524

Allowance at beginning of period — total portfolio	2,021	2,035	1,967
Provision for Private Education Loan losses	275	294	325
Charge-offs	(273)	(322)	(284)
Reclassification of interest reserve	11	14	11

Allowance at end of period	$2,034	$2,021	$2,019

Charge-offs as a percentage of average loans in repayment (annualized)	3.9%	4.8%	4.7%
Charge-offs as a percentage of average loans in repayment and forbearance (annualized)	3.8%	4.5%	4.4%
Allowance as a percentage of the ending total loan balance	5.2%	5.2%	5.3%
Allowance as a percentage of ending loans in repayment	7.2%	7.3%	8.2%
Average coverage of charge-offs (annualized)	1.8	1.6	1.7
Ending total loans(2)	$38,877	$38,572	$38,293
Average loans in repayment	$28,127	$26,916	$24,646
Ending loans in repayment	$28,120	$27,852	$24,706

(1)	On January 1, 2010, upon the adoption of the new consolidation accounting guidance, all off-balance sheet loans are included in the GAAP-basis.

(2)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

The following table provides detail for the traditional and non-traditional Private Education Loans at March 31, 2011, December 31, 2010 and March 31, 2010.

	March 31, 2011			December 31, 2010			March 31, 2010
		Non-			Non-			Non-
	Traditional	Traditional	Total	Traditional	Traditional	Total	Traditional	Traditional	Total

Ending total loans(1)	$34,563	$4,313	$38,876	$34,177	$4,395	$38,572	$33,630	$4,663	$38,293
Ending loans in repayment	25,401	2,719	28,120	25,044	2,808	27,852	21,883	2,823	24,706
Private Education Loan allowance for losses	1,298	736	2,034	1,231	790	2,021	1,125	894	2,019
Charge-offs as a percentage of average loans in repayment (annualized)	2.9%	13.4%	3.9%	3.6%	14.9%	4.8%	3.2%	15.9%	4.7%
Allowance as a percentage of total ending loan balance	3.8%	17.1%	5.2%	3.6%	18.0%	5.2%	3.3%	19.2%	5.3%
Allowance as a percentage of ending loans in repayment	5.1%	27.1%	7.2%	4.9%	28.2%	7.3%	5.1%	31.7%	8.2%
Average coverage of charge-offs (annualized)	1.8	2.0	1.8	1.4	1.9	1.6	1.6	2.0	1.7
Delinquencies as a percentage of Private Education Loans in repayment	8.7%	26.4%	10.4%	8.8%	27.4%	10.6%	9.8%	30.5%	12.2%
Delinquencies greater than 90 days as a percentage of Private Education Loans in repayment	4.1%	14.4%	5.1%	4.2%	15.0%	5.3%	4.9%	18.1%	6.4%
Loans in forbearance as a percentage of loans in repayment and forbearance	4.4%	6.5%	4.6%	4.4%	6.1%	4.6%	4.9%	7.0%	5.1%
Loans that entered repayment during the period(2)	$1,519	$86	$1,605	$2,510	$187	$2,697	$1,531	$130	$1,661
Percentage of Private Education Loans with a cosigner	64%	29%	60%	63%	28%	59%	62%	28%	58%
Average FICO at origination	725	623	716	725	623	715	725	623	714

(1)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

(2)	Includes loans that are required to make a payment for the first time.

The table below shows the composition and status of the Private Education Loan portfolio aged by number of months in active repayment status (months for which a scheduled monthly payment was due). As indicated in the table, the percentage of loans in forbearance status decreases the longer the loans have been in active repayment status. At March 31, 2011, loans in forbearance status as a percentage of loans in repayment and forbearance were 6.3 percent for loans that have been in active repayment status for less than 25 months. The percentage drops to 1.9 percent for loans that have been in active repayment status for more than 48 months. Approximately 77 percent of our “Core Earnings” basis Private Education Loans in forbearance status has been in active repayment status less than 25 months.

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in
March 31, 2011	1 to 12	13 to 24	25 to 36	37 to 48	More than 48	Repayment	Total

Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$8,323	$8,323
Loans in forbearance	815	220	138	74	96	—	1,343
Loans in repayment — current	7,271	5,960	4,256	2,942	4,766	—	25,195
Loans in repayment — delinquent 31-60 days	413	225	132	67	93	—	930
Loans in repayment — delinquent 61-90 days	290	134	64	33	43	—	564
Loans in repayment — delinquent greater than 90 days	664	395	175	84	113	—	1,431

Total	$9,453	$6,934	$4,765	$3,200	$5,111	$8,323	37,786

Unamortized discount							(876)
Receivable for partially charged-off loans							1,090
Allowance for loan losses							(2,034)

Total Private Education Loans, net							$35,966

Loans in forbearance as a percentage of loans in repayment and forbearance	8.6%	3.2%	2.9%	2.3%	1.9%	—%	4.6%

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in
December 31, 2010	1 to 12	13 to 24	25 to 36	37 to 48	More than 48	Repayment	Total

Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$8,340	$8,340
Loans in forbearance	845	211	127	70	87	—	1,340
Loans in repayment — current	7,716	5,976	4,181	2,764	4,251	—	24,888
Loans in repayment — delinquent 31-60 days	476	247	127	68	93	—	1,011
Loans in repayment — delinquent 61-90 days	232	106	60	31	42	—	471
Loans in repayment — delinquent greater than 90 days	694	411	180	86	111	—	1,482

Total	$9,963	$6,951	$4,675	$3,019	$4,584	$8,340	37,532

Unamortized discount							(894)
Receivable for partially charged-off loans							1,039
Allowance for loan losses							(2,021)

Total Private Education Loans, net							$35,656

Loans in forbearance as a percentage of loans in repayment and forbearance	8.5%	3.0%	2.7%	2.3%	1.9%	—%	4.6%

(Dollars in millions)	Monthly Scheduled Payments Due					Not Yet in
March 31, 2010	1 to 12	13 to 24	25 to 36	37 to 48	More than 48	Repayment	Total

Loans in-school/grace/deferment	$—	$—	$—	$—	$—	$11,452	$11,452
Loans in forbearance	945	187	94	49	63	—	1,338
Loans in repayment — current	7,781	4,974	3,435	2,201	3,308	—	21,699
Loans in repayment — delinquent 31-60 days	469	176	86	46	65	—	842
Loans in repayment — delinquent 61-90 days	353	113	50	26	34	—	576
Loans in repayment — delinquent greater than 90 days	908	388	137	65	91	—	1,589

Total	$10,456	$5,838	$3,802	$2,387	$3,561	$11,452	37,496

Unamortized discount							(912)
Receivable for partially charged-off loans							797
Allowance for loan losses							(2,019)

Total Private Education Loans, net							$35,362

Loans in forbearance as a percentage of loans in repayment and forbearance	9.0%	3.2%	2.5%	2.1%	1.8%	—%	5.1%

As we have obtained further experience about the effectiveness of forbearance, we have reduced the amount of time a loan will spend in forbearance, thereby increasing our ongoing contact with the borrower to encourage consistent repayment behavior once the loan is returned to a current repayment status. As a result, the balance of loans in a forbearance status as of month-end has decreased since 2008. In addition, the monthly average number of loans granted forbearance as a percentage of loans in repayment and forbearance remained relatively flat at 5.4 percent in the first quarter of 2011 compared with the year-ago quarter of 5.3 percent. As of March 31, 2011, 2.6 percent of loans in current status were delinquent as of the end of the prior month, but were granted a forbearance that made them current as of March 31, 2011 (borrowers made payments on approximately 24 percent of these loans immediately prior to being granted forbearance).

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is charged off and immediately included in provision expense.

The following tables summarize the activity in the receivable for partially charged-off loans for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010.

	Quarters Ended
	March 31,	Dec. 31,	March 31,
(Dollars in millions)	2011	2010	2010

Receivable at beginning of period — GAAP basis	$1,039	$979	$499
Consolidation of off-balance sheet trusts(1)	—	—	229

Receivable at beginning of period	1,039	979	728
Expected future recoveries of current period defaults(2)	91	86	94
Recoveries	(40)	(26)	(25)

Receivable at end of period	$1,090	$1,039	$797

(1)	Upon the adoption of the new consolidation accounting guidance on January 1, 2010, we consolidated all of our off-balance sheet securitization trusts.

(2)	Net of any current period recoveries that were less than expected.

Funding, Liquidity and Capital

The following table details our main sources of primary liquidity and the available capacity at March 31, 2011, December 31, 2010 and March 31, 2010.

	March 31, 2011	December 31, 2010	March 31, 2010
(Dollars in millions)	Available Capacity	Available Capacity	Available Capacity

Sources of primary liquidity for general corporate purposes:

Unrestricted cash and liquid investments:
Cash and cash equivalents	$3,872	$4,342	$6,841
Commercial paper and asset-backed commercial paper	—	—	650
Other	79	85	98

Total unrestricted cash and liquid investments(1)(2)(3)	3,951	4,427	7,589
Unused commercial paper and bank lines of credit(4)	—	—	3,485
Available borrowings to the extent collateral exists:
FFELP ABCP facilities(5)	2,336	3,937	1,431
FHLB-DM facility(5)	9,350	8,664	11,036

Total sources of primary liquidity for general corporate purposes(6)	$15,637	$17,028	$23,541

(1)	At March 31, 2011, December 31, 2010 and March 31, 2010, excludes $812 million, $872 million and $653 million, respectively, of non-liquid investments, classified as investments on our balance sheet in accordance with GAAP.

(2)	At March 31, 2011, December 31, 2010 and March 31, 2010, includes $724 million, $684 million and $553 million, respectively, of cash collateral pledged by derivative counterparties and held in our unrestricted cash.

(3)	At March 31, 2011, December 31, 2010 and March 31, 2010, includes $1.1 billion, $2.0 billion and $3.0 billion, respectively, of cash and liquid investments at the Bank. This cash will be used primarily to originate or acquire student loans.

(4)	On November 24, 2010, our remaining bank line of credit was retired.

(5)	Borrowing capacity is subject to availability of collateral. As of March 31, 2011, December 31, 2010 and March 31, 2010, we had $2.4 billion, $1.5 billion and $2.6 billion, respectively, of outstanding unencumbered FFELP Loans, net, available for use in either the FFELP ABCP facilities or FHLB-DM facility.

(6)	General corporate purposes primarily include originating Private Education Loans and repaying unsecured debt as it matures.

In addition to the assets listed in the table above, we hold a number of other unencumbered assets, consisting primarily of Private Education Loans and other assets. At March 31, 2011, we had a total of $24.1 billion of unencumbered assets, excluding goodwill and acquired intangibles. Total student loans, net, comprised $14.3 billion of this unencumbered asset total of which $11.9 billion relates to Private Education Loans, net.

The following table reconciles encumbered and unencumbered assets and their net impact on total tangible equity.

	March 31,	December 31,	March 31,
(Dollars in billions)	2011	2010	2010

Net assets of consolidated variable interest entities (encumbered assets)	$12.6	$13.1	$13.7
Tangible unencumbered assets(1)	24.1	22.3	28.7
Unsecured debt	(27.3)	(26.9)	(33.6)
Mark-to-market on unsecured hedged debt(2)	(1.4)	(1.4)	(1.6)
Other liabilities, net	(3.3)	(2.6)	(2.4)

Total tangible equity	$4.7	$4.5	$4.8

(1)	Excludes goodwill and acquired intangible assets.

(2)	At March 31, 2011, December 31, 2010 and March 31, 2010, there were $1.3 billion, $1.4 billion and $1.5 billion, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.

On April 14, 2011, we priced a $562 million Private Education Loan ABS transaction at an all-in LIBOR equivalent cost of one-month LIBOR plus 1.99 percent. This issue has a weighted average life of 3.8 years and initial over-collateralization of approximately 21 percent. This issue is expected to close on April 26, 2011.

On March 3, 2011, we completed an $812 million FFELP ABS transaction at an all-in LIBOR equivalent cost of one-month LIBOR plus 1.14 percent. This issue has a weighted average life of 5.8 years and initial over-collateralization of approximately 3 percent.

On January 14, 2011, we issued a $2 billion five-year 6.25 percent fixed rate unsecured bond. The bond was issued to yield 6.50 percent before underwriting fees. The rate on the bond was swapped from a fixed rate to a floating rate equal to an all-in cost of one-month LIBOR plus 4.46 percent. The proceeds of this bond will be used for general corporate purposes.

We also repurchase our outstanding unsecured debt in both open-market repurchases and public tender offers. Repurchasing debt helps us to better manage our short-term and long-term funding needs. In the first quarter of 2011 we repurchased $825 million face amount of our senior unsecured notes in the aggregate, with maturity dates ranging from 2011 to 2014, which resulted in a total gain of $64 million.

“Core Earnings” Basis Borrowings

The following table presents the ending balances of our “Core Earnings” basis borrowings at March 31, 2011, December 31, 2010 and March 31, 2010.

	March 31, 2011			December 31, 2010			March 31, 2010
			Total			Total			Total
			“Core			“Core			“Core
	Short	Long	Earnings”	Short	Long	Earnings”	Short	Long	Earnings”
(Dollars in millions)	Term	Term	Basis	Term	Term	Basis	Term	Term	Basis

Unsecured borrowings:
Senior unsecured debt	$3,741	$16,894	$20,635	$4,361	$15,742	$20,103	$4,831	$22,214	$27,045
Brokered deposits	1,324	2,808	4,132	1,387	3,160	4,547	1,208	4,202	5,410
Retail and other deposits	1,500	—	1,500	1,370	—	1,370	209	—	209
Other(1)	1,064	—	1,064	887	—	887	860	—	860

Subtotal unsecured borrowings	7,629	19,702	27,331	8,005	18,902	26,907	7,108	26,416	33,524

Secured borrowings:
FFELP Loans securitizations	—	111,043	111,043	—	112,425	112,425	—	100,493	100,493
Private Education Loans securitizations	—	20,983	20,983	—	21,409	21,409	—	21,784	21,784
ED Conduit Program facility	23,572	—	23,572	24,484	—	24,484	14,682	—	14,682
ED Participation Program facility	—	—	—	—	—	—	15,746	—	15,746
ABCP borrowings	325	4,671	4,996	—	5,853	5,853	3,278	5,000	8,278
Acquisition financing(2)	—	1,064	1,064	—	1,064	1,064	—	—	—
FHLB-DM facility	525	—	525	900	—	900	90	—	90
Indentured trusts	—	1,187	1,187	—	1,246	1,246	60	1,505	1,565

Subtotal secured borrowings	24,422	138,948	163,370	25,384	141,997	167,381	33,856	128,782	162,638

Total	$32,051	$158,650	$190,701	$33,389	$160,899	$194,288	$40,964	$155,198	$196,162

(1)	“Other” primarily consists of cash collateral held related to derivative exposures that are recorded as a short-term debt obligation.

(2)	Seller financing related to the acquisition of $25 billion of student loans.

In March 2011, we retired all 70 million shares of common stock held in treasury. This retirement decreased the balance in treasury stock by $1.9 billion, with corresponding decreases of $14 million in common stock and $1.9 billion in additional paid-in capital. There was no impact to total equity from this transaction.

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Presentation slides for the conference call discussed below, as well as additional information about the our loan portfolios, new operating segments, and other details, may be accessed at www.SallieMae.com/investors under the webcasts tab.

The company will host an earnings conference call tomorrow, April 21, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. Individuals interested in participating in the call should dial (877) 356-5689 (USA and Canada) or dial (706) 679-0623 (international) and use access code 53619598 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. Investors may access a replay of the conference call via the company’s website within one hour after the call’s conclusion. A telephone replay may be accessed two hours after the call’s conclusion through May 5 by dialing (800) 642-1687 (USA and Canada) or (706) 645-9291 (international) with access code 53619598.

This press release contains “forward-looking statements” based on management’s current expectations as of the date of this release. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations, adverse results in legal disputes, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, limited liquidity, increased financing costs and changes in the general interest rate environment. Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 which is filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).

***

Sallie Mae (NYSE: SLM) is the nation’s No. 1 saving, planning and paying for college company. Serving 23 million customers, Sallie Mae offers innovative savings tools, tuition payment plans and education loans that promote responsible financial habits and reward success. The company manages or services $238 billion in education loans and administers $37 billion in 529 college savings plans. Members of its Upromise college savings rewards program have earned $600 million to help pay for college. Sallie Mae is also one of the leading financial service providers for universities and governments at all levels, including supporting $8 billion in ecommerce transactions annually at nearly 1,000 campuses. More information is available at www.SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

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